UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Getty Realty Corp.

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Getty Realty Corp.

Dear Stockholder:

As you are aware, the 2018 Annual Meeting of Stockholders of Getty Realty Corp., a Maryland corporation (the “Company”) will be held at 3:30 p.m. on May 8, 2018, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020. We are writing with respect to one of the proposals to be voted on at our Annual Meeting. Your vote is extremely important, no matter how many shares you hold.

As set forth in “Proposal 3 – Approval of Amendment to Charter to Increase the Number of Shares Authorized for Issuance,” which is outlined in detail on pages 31-32 of our proxy statement, our Board is requesting stockholder approval of Articles of Amendment to our Charter to increase (i) the aggregate number of authorized shares of our common stock (“Common Stock”) by 40,000,000 shares from 60,000,000 shares to 100,000,000 shares and (ii) the aggregate number of authorized shares of our preferred stock (“Preferred Stock”) by 10,000,000 shares from 10,000,000 shares to 20,000,000 shares. It has come to our attention that additional information regarding Proposal 3 is necessary in order to correct misinterpretations.

•	Initial Capital Structure and History of Preferred Stock

The Company was formed on December 23, 1997, under Maryland law, to facilitate a reorganization of the real estate company held by Getty’s subsidiary, Getty Properties Corp. This reorganization occurred in January 1998. Under its Charter, the Company was authorized to issue 50,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock.

In connection with the reorganization, Getty’s Board classified and designated 3,000,000 shares of the Preferred Stock as shares of a Series A Participating Convertible Redeemable Preferred Stock (the “Convertible Preferred Stock”). Approximately 2,900,000 shares of this Convertible Preferred Stock were issued in 1998. In 2003, all of the outstanding Convertible Preferred Stock was redeemed and restored to the status of authorized and unissued Preferred Stock.

Except in connection with the 1998 reorganization, the Company has never issued any Preferred Stock and the Company has always maintained 20,000,000 shares of Preferred Stock authorized for issuance.

•	Reclassification of Preferred Stock to Common Stock in 2017

In October 2017, the Company reclassified 10,000,000 shares of authorized but unissued Preferred Stock into 10,000,000 shares of authorized but unissued Common Stock (the “Reclassification”). The Reclassification was done so that the Company would have sufficient shares available for its anticipated capital raising needs, including in connection with the anticipated filing a new Shelf Registration Statement to replace a prior Registration Statement that was scheduled to expire. Prior to the Reclassification, less than 800,000 authorized shares of Common Stock remained unissued, unreserved and available for issuance.

•	Proposal 3

The increase of Preferred Stock part of Proposal 3 is in order to replace the 10,000,000 shares Preferred Stock that had been reclassified as Common Stock in October 2017, and to restore the Company’s authorized Preferred Stock to the same level (20,000,000 shares) at which it has effectively always been since the Company’s inception in 1997.

There is no present intention by the Company to issue any Preferred Stock. Proposal 3 is (i) not made in response to any effort or threat to acquire control of the Company, (ii) not part of a plan intended to have an anti-takeover effect, and (iii) not sought for the purposes of entrenching or enriching management.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL 3 AND BELIEVES IT IS IN THE BEST INTEREST OF THE STOCKHOLDERS TO APPROVE IT.

These disclosures should be read in conjunction with the proxy statement, which should be read in its entirety. To the extent the information herein differs from or updates information contained in the proxy statement, the information contained herein supersedes the information contained in the proxy statement. Terms used but not defined herein have the meanings set forth in the proxy statement.

By order of the Board of Directors,

/s/ Joshua Dicker
Joshua Dicker
Executive Vice President, General Counsel and Secretary

Jericho, New York

May 2, 2018